FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated August 4, 2011	Registration No. 333-157910

**PRICED**

$600,000,000  Harley-Davidson Motorcycle Trust 2011-1 (HDMOT 2011-1)

JOINT LEADS:	Citi (str), JPM, RBS
CO-MANAGERS:	BBVA, BNP, DB, Loop

Cls	$Sizemm	WAL	M/S	WIN	E.FIN	L.FIN	BNCH	YLD	COUPON	PRICE
A1	140.00	0.32	P-1/A-1	1-8	4/12	9/12	IntL -2	.28863	.28863%	100
A2a	100.00	1.10	Aaa/AAA	8-19	3/13	10/14	EDSF +20	.618	.61%	99.99209
A2b	75.00	1.10	Aaa/AAA	8-19	3/13	10/14	1ML +20		1mL+20bp	100
A3	160.00	2.20	Aaa/AAA	19-34	6/14	5/16	ISwaps +40	.965	.96%	99.99334
A4	71.14	3.23	Aaa/AAA	34-43	3/15	3/17	ISwaps +50	1.317	1.31%	99.98926
B	27.24	3.59	Aa2/AA	43-43	3/15	8/17	ISwaps +120	2.132	2.12%	99.99103
C	26.62	3.59	A1/A	43-43	3/15	1/19	NA

AVAILABLE	:	Red, FWP, NetRS, Intex CDI
TRADE	:	8/4/11
EXPECTED SETTLEMENT	:	8/12/11
FIRST PAYMENT DATE	:	September 15th, 2011
PRICING SPEED	:	1.50% ABS @ 10% clean-up call
OFFERING TYPE	:	Public
MIN DENOMS	:	100K X 1K
ERISA ELIGIBLE	:	Yes
BBERG TICKER	:	HDMOT 2011-1
BILL & DELIVER	:	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.